Exhibit 99.1
February 7, 2023

Prudential Financial, Inc. Announces
2022 Results

•Fourth quarter 2022 net loss attributable to Prudential Financial, Inc. of $558 million or $1.53 per Common share versus net income of $1.208 billion or $3.13 per share for the year-ago quarter.
•Fourth quarter 2022 after-tax adjusted operating income of $907 million or $2.42 per Common share versus $1.227 billion or $3.18 per share for the year-ago quarter.
•2022 net loss attributable to Prudential Financial, Inc. of $1.438 billion or $3.93 per Common share versus net income of $7.724 billion or $19.51 per share for 2021.
•2022 after-tax adjusted operating income of $3.592 billion or $9.46 per Common share versus $5.772 billion or $14.58 per share for 2021.
•Book value per Common share of $43.81 versus $161.26 per share for the year-ago quarter; adjusted book value per Common share of $99.22 versus $108.72 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $4.5 billion versus $3.6 billion for the year-ago quarter.
•Assets under management(2) of $1.377 trillion versus $1.742 trillion for the year-ago quarter.
•Capital returned to shareholders of $824 million in the fourth quarter, including $375 million of share repurchases and $449 million of dividends, versus $818 million in the year-ago quarter. Dividends paid were $1.20 per Common share, representing a 5% yield on adjusted book value.
•The Company’s Board of Directors has authorized the repurchase of up to $1.0 billion of outstanding Common Stock during the period from January 1, 2023 through December 31, 2023. In addition, the Company declared a quarterly dividend of $1.25 per share of Common Stock, payable on March 16, 2023, to shareholders of record as of February 21, 2023. This represents an increase of 4% over the prior year dividend level, the 15th consecutive year the dividend has been increased.

Charles Lowrey, Chairman and CEO, commented on results:

“Our fourth quarter operating results reflect lower variable investment and fee income, partially offset by improved COVID-19 mortality, a benefit from net spread results due to rising interest rates, and underlying business growth.

During the year, we made further progress on our transformation to become a higher growth, less market sensitive, and more nimble company. We reduced the market sensitivity of our business while investing in sustainable, long-term growth. We also exceeded our $750 million cost savings target a year ahead of schedule and maintained our rock solid balance sheet and disciplined approach to capital deployment.

Looking ahead, our strategic progress, financial strength, and complementary businesses, combined with the benefits of a higher interest rate environment, position us well for the future. For nearly 150 years, Prudential has remained focused on creating value for its customers, shareholders, and other stakeholders. We will continue to meet their evolving needs with enhanced solutions and customer experience that make us a global leader in expanding access to investing, insurance, and retirement security.”
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Prudential Financial, Inc. Fourth Quarter 2022 Earnings Release	Page 2

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported fourth quarter and year-end 2022 results. Net loss attributable to Prudential Financial, Inc. was $558 million ($1.53 per Common share) for the fourth quarter of 2022, compared to net income of $1.208 billion ($3.13 per Common share) for the fourth quarter of 2021. After-tax adjusted operating income was $907 million ($2.42 per Common share) for the fourth quarter of 2022, compared to $1.227 billion ($3.18 per Common share) for the fourth quarter of 2021.
Net loss attributable to Prudential Financial, Inc. was $1.438 billion ($3.93 per Common share) for 2022, compared to net income of $7.724 billion ($19.51 per Common share) for 2021. After-tax adjusted operating income was $3.592 billion ($9.46 per Common share) for 2022, compared to $5.772 billion ($14.58 per Common share) for 2021.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
NET INCOME
Net loss in the current quarter included a goodwill impairment charge of $713 million, net of tax, reflecting a decline in the fair value of Assurance IQ as a result of lower expected earnings growth, a higher discount rate applied to future cash flows, and lower peer valuations. The current quarter also included $1.027 billion of pre-tax net realized investment losses and related charges and adjustments, largely reflecting the impacts of rising interest rates, including $41 million of pre-tax net impairment and credit-related losses, $62 million of pre-tax losses from divested and run-off businesses, and $123 million of pre-tax gains related to market experience updates.
Net income for the year-ago quarter included a goodwill impairment charge of $837 million, net of tax, reflecting the decline in the fair value of Assurance IQ. This loss was offset by $420 million of pre-tax gains related to market experience updates, $332 million of pre-tax earnings from divested and run-off businesses, and $116 million of pre-tax net realized investment gains and related charges and adjustments, including $17 million of pre-tax net impairment and credit-related losses.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $230 million for the fourth quarter of 2022, compared to $350 million in the year-ago quarter. This decrease primarily reflects lower asset management fees, driven by a reduction in assets under management, and lower Other Related Revenues, driven by lower incentive fees, agency income, and transaction fees, partially offset by lower expenses.
PGIM assets under management of $1.228 trillion were down 19% from the year-ago quarter, resulting from higher interest rates and widening credit spreads, as well as declines in equity markets. Third-party net outflows of $11.7 billion in the current quarter were driven primarily by public fixed income funds and reflect institutional outflows of $6.0 billion and retail outflows of $5.7 billion.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $864 million for the fourth quarter of 2022, compared to $895 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results, driven by lower variable investment income, and lower net fee income, partially offset by more favorable underwriting results.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $802 million for the fourth quarter of 2022, compared to $1.029 billion in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $342 million in the current quarter, compared to $543 million in the year-ago quarter. This decrease reflects lower net investment spread results, driven by lower
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Prudential Financial, Inc. Fourth Quarter 2022 Earnings Release	Page 3
variable investment income, partially offset by the benefits from business growth and rising interest rates.

•Account values of $252 billion, a record high, increased 2% from the year-ago quarter and reflects $31.8 billion of new business growth driven by significant pension risk transfer transactions. Net inflows in the current quarter totaled $8.0 billion, driven by $10.7 billion of international reinsurance transactions.

Individual Retirement Strategies:
•Reported adjusted operating income of $460 million in the current quarter, compared to $486 million in the year-ago quarter. This decrease reflects lower fee income, net of distribution expenses and other associated costs, driven by a reduction in account values, partially offset by higher net investment spread results.

•Account values of $120 billion were down 34% from the year-ago quarter, reflecting the sale of a block of legacy variable annuities, market depreciation, and net outflows. Gross sales of $1.5 billion in the current quarter reflect the continued momentum from our FlexGuard products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $15 million in the current quarter, compared to a net operating loss of $205 million in the year-ago quarter. This increase reflects more favorable underwriting results in both group life and disability, partially offset by lower net investment spread results, driven by lower variable investment income, and higher expenses.

•Reported earned premiums, policy charges, and fees of $1.4 billion decreased 1% from the year-ago quarter.

Individual Life:
•Reported adjusted operating income of $18 million in the current quarter, compared to $81 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results, driven by lower variable investment income, partially offset by lower expenses.

•Sales of $154 million in the current quarter decreased 15% from the year-ago quarter, driven by lower Variable Life sales.

Assurance IQ reported adjusted operating income of $29 million in the current quarter, compared to a net operating loss of $10 million in the year-ago quarter. This increase reflects higher Medicare commission revenue and lower expenses.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $618 million for the fourth quarter of 2022, compared to $829 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results, driven by lower variable investment income, less favorable underwriting results, including unfavorable policyholder behavior, and higher expenses.
Life Planner:
•Reported adjusted operating income of $363 million in the current quarter, compared to $428 million in the year-ago quarter. This decrease reflects lower net investment spread results, driven by lower variable investment income, higher expenses, and less favorable underwriting results, including unfavorable policyholder behavior, partially offset by business growth.

•Constant dollar basis sales(3) of $276 million in the current quarter increased 17% from the year-ago quarter, primarily driven by growth in Brazil, as well as higher sales in Japan.

Gibraltar Life & Other:
•Reported adjusted operating income of $255 million in the current quarter, compared to $401 million in the year-ago quarter. This decrease reflects lower net investment spread results, driven by lower variable
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Prudential Financial, Inc. Fourth Quarter 2022 Earnings Release	Page 4
investment income, less favorable underwriting results, including unfavorable policyholder behavior, and higher expenses.

•Constant dollar basis sales(3) of $254 million in the current quarter increased 20% from the year-ago quarter, primarily driven by the Life Consultant channel.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $526 million for the fourth quarter of 2022, compared to a loss of $489 million in the year-ago quarter. This higher loss reflects higher expenses, partially offset by higher income from pension and other employee benefit plans.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, February 8, 2023, at 11:00 a.m. ET to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will be available on the Investor Relations website through February 22. To access a replay via phone starting at 3:00 p.m. ET on February 8 through February 22, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13733989.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy to become a higher growth, less market sensitive, and more nimble company, our approach to capital management and deployment, the expected impact of the higher interest rate environment, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic
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Prudential Financial, Inc. Fourth Quarter 2022 Earnings Release	Page 5
information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, changes in the fair value of contingent consideration, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section entitled “Management’s Discussion and
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Prudential Financial, Inc. Fourth Quarter 2022 Earnings Release	Page 6
Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about constant dollar basis sales, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of December 31, 2022, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Edling, laura.edling@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021
Adjusted operating income (loss) before income taxes (1):
PGIM	$230	$350	$843	$1,643
U.S. Businesses	864	895	2,879	3,875
International Businesses	618	829	2,404	3,390
Corporate and Other	(526)	(489)	(1,476)	(1,607)
Total adjusted operating income before income taxes	$1,186	$1,585	$4,650	$7,301
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(1,027)	$116	$(6,201)	$1,627
Market experience updates	123	420	781	750
Divested and Run-off Businesses:
Closed Block division	(44)	48	(32)	140
Other Divested and Run-off Businesses	(18)	284	9	716
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(21)	12	(44)	(41)
Other adjustments (2)	(912)	(1,077)	(939)	(1,112)
Total reconciling items, before income taxes	(1,899)	(197)	(6,426)	2,080
Income (loss) before income taxes and equity in earnings of operating joint ventures	$(713)	$1,388	$(1,776)	$9,381
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$(558)	$1,208	$(1,438)	$7,724
Income (loss) attributable to noncontrolling interests	2	34	(24)	70
Net income (loss)	(556)	1,242	(1,462)	7,794
Less: Earnings attributable to noncontrolling interests	2	34	(24)	70
Income (loss) attributable to Prudential Financial, Inc.	(558)	1,208	(1,438)	7,724
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(9)	(10)	(32)	17
Income (loss) (after-tax) before equity in earnings of operating joint ventures	(549)	1,218	(1,406)	7,707
Less: Total reconciling items, before income taxes	(1,899)	(197)	(6,426)	2,080
Less: Income taxes, not applicable to adjusted operating income	(443)	(188)	(1,428)	145
Total reconciling items, after income taxes	(1,456)	(9)	(4,998)	1,935
After-tax adjusted operating income (1)	907	1,227	3,592	5,772
Income taxes, applicable to adjusted operating income	279	358	1,058	1,529
Adjusted operating income before income taxes (1)	$1,186	$1,585	$4,650	$7,301

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$(1.53)	$3.13	$(3.93)	$19.51
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(2.78)	0.30	(16.55)	4.17
Market experience updates	0.33	1.10	2.08	1.92
Divested and Run-off Businesses:
Closed Block division	(0.12)	0.13	(0.09)	0.36
Other Divested and Run-off Businesses	(0.05)	0.75	0.02	1.84
Difference in earnings allocated to participating unvested share-based payment awards	0.02	—	0.06	(0.07)
Other adjustments (2)	(2.47)	(2.83)	(2.51)	(2.85)
Total reconciling items, before income taxes	(5.07)	(0.55)	(16.99)	5.37
Less: Income taxes, not applicable to adjusted operating income	(1.12)	(0.50)	(3.60)	0.44
Total reconciling items, after income taxes	(3.95)	(0.05)	(13.39)	4.93
After-tax adjusted operating income	$2.42	$3.18	$9.46	$14.58
Weighted average number of outstanding common shares (basic)	367.6	377.7	372.3	387.2
Weighted average number of outstanding common shares (diluted)	369.4	380.9	374.7	390.1
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$(558)	$1,208	$(1,438)	$7,724
Less: Earnings allocated to participating unvested share-based payment awards	6	17	25	115
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$(564)	$1,191	$(1,463)	$7,609
After-tax adjusted operating income (1)	$907	$1,227	$3,592	$5,772
Less: Earnings allocated to participating unvested share-based payment awards	12	17	48	86
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$895	$1,210	$3,544	$5,686
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$16,250	$61,876
Less: Accumulated other comprehensive income (AOCI)	(19,827)	21,324
GAAP book value excluding AOCI	36,077	40,552
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains/losses	(723)	(1,164)
Adjusted book value	$36,800	$41,716
End of period number of common shares (diluted)	370.9	383.7
GAAP book value per common share - diluted	43.81	161.26
GAAP book value excluding AOCI per share - diluted	97.27	105.69
Adjusted book value per common share - diluted	99.22	108.72

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$549.2	$629.4
Retail customers	299.6	401.4
General account	379.6	493.0
Total PGIM	$1,228.4	$1,523.8
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.8	$20.2	$71.6	$78.4
Net additions (withdrawals), other than money market	$(6.0)	$3.5	$3.0	$10.9
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.5	$23.7	$66.3	$89.5
Net additions (withdrawals), other than money market	$(5.7)	$(3.6)	$(23.2)	$0.1
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$12,277	$3,501	$31,773	$21,967
Net additions (withdrawals)	$8,029	$(1,392)	$15,375	$1,142
Total account value at end of period	$251,818	$245,720
Individual Retirement Strategies:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,497	$1,551	$6,027	$6,599
Sales, net of full surrenders and death benefits	$355	$(1,102)	$(88)	$(3,802)
Total account value at end of period	$120,022	$182,305
Group Insurance:
Group Insurance Annualized New Business Premiums (3):
Group life	$10	$23	$283	$265
Group disability	13	49	196	221
Total	$23	$72	$479	$486
Individual Life:
Individual Life Insurance Annualized New Business Premiums (3):
Term life	$22	$24	$93	$115
Universal life (4)	25	22	92	102
Variable life	107	136	424	538
Total	$154	$182	$609	$755
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (3)(5):
Actual exchange rate basis	$488	$438	$1,819	$1,940
Constant exchange rate basis	$530	$448	$1,929	$1,965

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31
	2022	2021
Assets and Assets Under Management and Administration:
Total assets	$689.9	$937.6
Assets under management (at fair market value):
PGIM	$1,228.4	$1,523.8
U.S. Businesses	126.7	163.1
International Businesses	16.1	12.8
Corporate and Other	6.1	42.6
Total assets under management	1,377.3	1,742.3
Assets under administration	157.4	382.5
Total assets under management and administration	$1,534.7	$2,124.8

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including goodwill impairments related to Assurance IQ that resulted in charges of $903 million pre-tax and $713 million after-tax for the three months and year ended December 31, 2022, and $1,060 million pre-tax and $837 million after-tax for the three months and year ended December 31, 2021. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

(3)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(4)	Prior period amounts have been reclassified to conform to current period presentation.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 104 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.